SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

IMPERIAL OIL LIMITED

(Name of Subject Company (Issuer))

IMPERIAL OIL LIMITED

(Filing Person(s) (Offeror(s))

Common Stock, without par value

(Title of Class of Securities)

453038408

(CUSIP Number of Class of Securities)

Ian Laing

Vice-President, General Counsel and Corporate Secretary

505 Quarry Park Boulevard S.E.

Calgary, Alberta

Canada T2C 5N1

(800) 567-3776

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)

Copies to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East

21st Floor

Los Angeles, California 90067

(310) 712-6603

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer).

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

This Amendment No. 2 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2022, as amended by Amendment No. 1 to the Schedule TO, filed with the SEC on May 19, 2022 (“Schedule TO”), relating to an offer by Imperial Oil Limited, a Canadian corporation (the “Company”), to purchase a number of shares of its common stock, without par value (the “Shares”), for an aggregate purchase price not exceeding C$2,500,000,000, at a purchase price not less than C$62.00 and not more than C$78.00 per Share, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 6, 2022 (the “Offer to Purchase”), together with the accompanying issuer bid circular (the “Issuer Bid Circular”), and in the related Letter of Transmittal and Notice of Guaranteed Delivery (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The information in the Schedule TO, including all exhibits to the Schedule TO, which were previously filed with the Schedule TO or any amendment thereto, is incorporated herein by reference in response to Items 1 through 11 of the Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided in this Amendment. All capitalized terms used but not specifically defined in this Amendment shall have the meanings given to such terms in the Offer to Purchase and the Issuer Bid Circular. The items of the Schedule TO set forth below are hereby amended and supplemented as follows:

ITEMS 1 THROUGH 11.

Items 1 – 11 are hereby amended and updated by the Supplement No. 1 to the Offer to Purchase, dated May 31, 2022, which is incorporated herein by reference.

ITEM 12.    EXHIBITS.

The following are attached as exhibits to this Schedule TO:

(a)(1)(i)	Offer to Purchase, dated May 6, 2022, together with the Issuer Bid Circular.*

(a)(1)(ii)	Form of Letter of Transmittal.*

(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*

(a)(1)(iv)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.†

(a)(1)(v)	Summary Advertisement as published on May 6, 2022 in the Wall Street Journal.*

(a)(1)(vi)	Supplement No. 1 to the Offer to Purchase, dated May 31, 2022.**

(a)(5)(i)

Pre-Commencement Press Release issued by the Company on April 29, 2022 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on April 29, 2022).

(a)(5)(ii)

Pre-Commencement Press Release issued by the Company on April 29, 2022 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on April 29, 2022).

(a)(5)(iii)

Transcript of earnings release conference call of the Company on April 29, 2022(Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on April 29, 2022).

(a)(5)(iv)

Pre-Commencement Press Release issued by the Company on May 2, 2022 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on May 2, 2022).

(d)(i)

Form of Letter relating to Supplemental Retirement Income (Incorporated herein by reference to Exhibit (10)(c)(3) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1980 (File No. 2-9259)).

(d)(ii)

Deferred Share Unit Plan for Nonemployee Directors (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-12014)).

(d)(iii)

Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2011 and subsequent years, as amended effective November 14, 2011 (Incorporated herein by reference to Exhibit 9.01(c)[10(iii)(A)(1)] of the Company’s Form 8-K filed on February 23, 2012 (File No. 0-12014)).

(d)(iv)

Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)[10(iii)(A)(1)] of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(v)

Amended Short Term Incentive Program with respect to awards granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)[10(iii)(A)(1)] of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(vi)

Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2020 and subsequent years, as amended effective November 24, 2020 (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 0-12014)).

99.1	Material Change Report, dated May 6, 2022.*

107	Filing Fee Table.**

†	Included in mailing to shareholders.
*	Previously Filed.
**	Filed herewith.

ITEM 13.        INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not Applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Imperial Oil Limited

By:	/s/ Ian Laing
	Name:	Ian Laing
	Title:	Vice President, General Counsel and Corporate Secretary

Date: May 31, 2022

EXHIBIT INDEX

Exhibit

(a)(1)(i)	Offer to Purchase, dated May 6, 2022, together with the Issuer Bid Circular.*

(a)(1)(ii)	Form of Letter of Transmittal.*

(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*

(a)(1)(iv)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.†

(a)(1)(v)	Summary Advertisement as published on May 6, 2022 in the Wall Street Journal.*

(a)(1)(vi)	Supplement No. 1 to the Offer to Purchase, dated May 31, 2022.**

(a)(5)(i)

Pre-Commencement Press Release issued by the Company on April 29, 2022 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on April 29, 2022).

(a)(5)(ii)

Pre-Commencement Press Release issued by the Company on April 29, 2022 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on April 29, 2022).

(a)(5)(iii)

Transcript of earnings release conference call of the Company on April 29, 2022(Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on April 29, 2022).

(a)(5)(iv)

Pre-Commencement Press Release issued by the Company on May 2, 2022 (Incorporated herein by reference to the pre-commencement communication of the Company on Schedule TO, filed with the SEC on May 2, 2022).

(d)(i)

Form of Letter relating to Supplemental Retirement Income (Incorporated herein by reference to Exhibit (10)(c)(3) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1980 (File No. 2-9259)).

(d)(ii)

Deferred Share Unit Plan for Nonemployee Directors (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-12014)).

(d)(iii)

Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2011 and subsequent years, as amended effective November 14, 2011 (Incorporated herein by reference to Exhibit 9.01(c)[10(iii)(A)(1)] of the Company’s Form 8-K filed on February 23, 2012 (File No. 0-12014)).

(d)(iv)

Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)[10(iii)(A)(1)] of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(v)

Amended Short Term Incentive Program with respect to awards granted in 2016 and subsequent years, as amended effective October 26, 2016 (Incorporated herein by reference to Exhibit 9.01(c)[10(iii)(A)(1)] of the Company’s Form 8-K filed on October 31, 2016 (File No. 0-12014)).

(d)(vi)

Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2020 and subsequent years, as amended effective November 24, 2020 (Incorporated herein by reference to Exhibit (10)(iii)(A)(6) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 0-12014)).

99.1	Material Change Report, dated May 6, 2022.*

107	Filing Fee Table.**

†	Included in mailing to shareholders.
*	Previously Filed.
**	Filed herewith.

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